Investor Relations
Kurt Svendsen
Director, Investor and Public Relations
(952) 887-8630, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2010 Third Quarter Results

•	Sales grow 16.2 percent led by strong performance across all Professional businesses
•	Company delivers net earnings per share of $1.01, up 87 percent from prior year period
•	Increased profitability and lower net working capital drives record 9-month operating cash flow

BLOOMINGTON, Minn. (August 19, 2010) – The Toro Company (NYSE: TTC) today reported net earnings of $33.4 million, or $1.01 per share, on net sales of $458.9 million for its fiscal third quarter ended July 30, 2010.  In the comparable fiscal 2009 period, the company reported net earnings of $19.8 million, or $0.54 per share, on net sales of $394.9 million.

For the fiscal year to date, Toro reported net earnings of $90 million, or $2.66 per share, on net sales of $1,353.1 million.  In the comparable fiscal 2009 period, the company reported net earnings of $63.4 million, or $1.73 per share, on net sales $1,234.9 million.

“Even with concerns expressed by many economists of a slower recovery, we experienced strong end-user demand during our summer selling season,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Positive momentum for our innovative new products, particularly within our Professional markets, enabled us to deliver better-than-expected revenue and profit growth.  Additionally, our ongoing focus on asset management resulted in a further reduction of average net working capital which, along with improved earnings, contributed to record operating cash flow for the nine month period."

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2010 third quarter totaled $317.9 million, up 21.8 percent compared with the same period last year.  Worldwide orders for golf equipment and irrigation systems were strong as customers increased their capital equipment spending.  Shipments for landscape maintenance equipment and residential and commercial irrigation products were up, driven by continued momentum for new products. For the year to date, professional segment net sales were $880.3 million, up 9.9 percent compared with the first nine months of fiscal 2009.

•
Professional segment earnings for the fiscal 2010 third quarter totaled $62.7 million, up $23.2 million from the same period last year.  For the year to date, professional segment earnings were $156.1 million, up $29.7 million compared with the first nine months of fiscal 2009.

Residential

•
Residential segment net sales for the fiscal 2010 third quarter totaled $135.8 million, an increase of 7.6 percent compared with the same period last year.  Sales benefited from strong customer acceptance for the Toro® TimeCutter® and TITAN® zero-turn mowers.  For the year to date, residential segment net sales were $462.6 million, up 11 percent compared with the first nine months of fiscal 2009.

•
Residential segment earnings for the fiscal 2010 third quarter totaled $10.7 million, roughly flat with the same period last year.  For the fiscal year to date, residential segment earnings were $49.2 million, up $17.1 million compared with the first nine months of fiscal 2009.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2010 third quarter improved to 35.2 percent from 33.9 percent in last year’s third quarter.  For the fiscal year to date, gross margin improved to 34.4 percent compared with 33.5 percent in the first nine months of fiscal 2009.  For both periods, the margin improvement resulted primarily from favorable product mix and lower manufacturing variances.

Selling, general and administrative (SG&A) expense for the fiscal 2010 third quarter totaled $107.8 million, up 14.5 percent from last year’s third quarter, but declined as a percent of sales to 23.5 percent from 23.9 percent.  For the year to date, SG&A expense was $319.7 million, up 6.2 percent from the same period last year; but decreased as a percent of sales to 23.6 percent compared with 24.4 percent.  In both periods, SG&A expense was up primarily due to higher employee incentive expense related to improved financial and operating performance.  However, SG&A as a percent of sales declined in both periods, reflecting the company’s leaner cost structure and continued spending discipline.

Other income for the fiscal 2010 third quarter was $2.4 million, up $6.4 million from the same period last year.  The increase was due to expenses incurred last year for several legal matters and income this year from our investment in Red Iron Acceptance, the company’s channel financing joint venture.

Interest expense for the fiscal 2010 third quarter was $4.2 million compared with $4.4 million in last year’s third quarter.  For the year to date, interest expense totaled $12.8 million compared with $13.2 million in the first nine months of fiscal 2009.

The effective tax rate for the fiscal 2010 third quarter was 35.7 percent compared with 36.6 percent in last year’s third quarter.

Accounts receivable at the end of the fiscal 2010 third quarter totaled $170.1 million, down $99.8 million from last year’s third quarter, on a sales increase of 16.2 percent.  The reduction in accounts receivable was attributable to Red Iron Acceptance.  Net inventories in the third quarter were $177.2 million, up $16.6 million from the same period last year.  Trade payables were $118 million, up $49.7 million from last year’s third quarter.

At the end of the third quarter, the company’s 12-month average net working capital as a percent of sales was 15.4 percent compared with 27 percent a year ago, reflecting a continued focus on inventory, accounts receivable and trade payables management.

Resulting from improved earnings and working capital benefits, the company’s cash flow from operations for the first nine months totaled $157.4 million compared with $119 million in the same period last year.  For the year to date, the company repurchased $135.3 million of company stock.

BUSINESS OUTLOOK

“We are encouraged by the recovery of our markets and the increased demand for our products,” said Hoffman.  “As we finish the fiscal year, we will stay focused on driving end-user demand and closely managing inventory levels.  In fiscal 2011, our customers can expect us to once again bring forward a number of innovative new products to help them create and maintain beautiful landscapes, precisely irrigate turf and crops, and improve their productivity.”

The company now expects earnings for fiscal 2010 to be about $2.70 per share on a revenue increase of approximately 10 to 11 percent.

Non-GAAP Financial Measure
The company’s long-term asset management goal was to reduce average net working capital as a percent of net sales below 20 percent, or “into the teens.”  The company defines net working capital as accounts receivable plus inventory less trade payables.  In fiscal 2009, Toro’s average net working capital as a percentage of net sales was 26.2 percent.

About The Toro Company
The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
August 19, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on August 19, 2010.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the profitability goal for our one-year initiative called “5 in ONE, Back on Course!” which is intended to improve our after-tax return on sales; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending settlement of the litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, which, if the settlement does not become final, the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s annual consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Net sales	$458,890	$394,859	$1,353,067	$1,234,883
Gross profit	161,633	133,798	465,436	413,283
Gross profit percent	35.2%	33.9%	34.4%	33.5%
Selling, general, and administrative expense	107,824	94,181	319,712	300,971
Earnings from operations	53,809	39,617	145,724	112,312
Interest expense	(4,243)	(4,429)	(12,759)	(13,207)
Other income (expense), net	2,399	(4,018)	4,205	(1,725)
Earnings before income taxes	51,965	31,170	137,170	97,380
Provision for income taxes	18,551	11,393	47,177	34,011
Net earnings	$33,414	$19,777	$89,993	$63,369

Basic net earnings per share	$1.03	$0.55	$2.69	$1.75

Diluted net earnings per share	$1.01	$0.54	$2.66	$1.73

Weighted average number of shares of common stock outstanding – Basic	32,464	35,981	33,400	36,248

Weighted average number of shares of common stock outstanding – Diluted	32,972	36,357	33,819	36,626

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Professional	$317,876	$260,884	$880,252	$800,630
Residential	135,759	126,181	462,613	416,762
Other	5,255	7,794	10,202	17,491
Total *	$458,890	$394,859	$1,353,067	$1,234,883

* Includes international sales of	$130,288	$110,773	$427,554	$389,004

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Professional	$62,681	$39,436	$156,094	$126,424
Residential	10,650	10,701	49,190	32,122
Other	(21,366)	(18,967)	(68,114)	(61,166)
Total	$51,965	$31,170	$137,170	$97,380

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 30, 2010	July 31, 2009
ASSETS
Cash and cash equivalents	$163,379	$130,735
Receivables, net	170,096	269,886
Inventories, net	177,195	160,589
Prepaid expenses and other current assets	12,302	12,224
Deferred income taxes	56,847	58,542
Total current assets	579,819	631,976

Property, plant, and equipment, net	168,003	165,975
Deferred income taxes	3,679	6,445
Goodwill and other assets, net	128,151	113,299
Total assets	$879,652	$917,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,205	$3,027
Short-term debt	737	-
Accounts payable	118,009	68,304
Accrued liabilities	243,743	237,259
Total current liabilities	365,694	308,590

Long-term debt, less current portion	224,313	225,521
Deferred revenue	10,332	8,517
Other long-term liabilities	7,680	6,274
Stockholders’ equity	271,633	368,793
Total liabilities and stockholders’ equity	$879,652	$917,695

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 30, 2010	July 31, 2009
Cash flows from operating activities:
Net earnings	$89,993	$63,369
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity (income) losses from investments	(1,760)	46
Provision for depreciation and amortization	32,454	29,537
Gain on disposal of property, plant, and equipment	(107)	(51)
Stock-based compensation expense	5,370	2,959
Decrease in deferred income taxes	460	1,178
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables	(33,918)	(10,487)
Inventories	(398)	51,841
Prepaid expenses and other assets	1,259	(1,612)
Accounts payable, accrued expenses, deferred revenue, and other long-term liabilities	64,042	(17,816)
Net cash provided by operating activities	157,395	118,964

Cash flows from investing activities:
Purchases of property, plant, and equipment	(32,689)	(24,003)
Proceeds from asset disposals	312	200
Increase in investment in affiliates	(5,354)	-
Decrease in other assets	464	122
Acquisitions, net of cash acquired	(3,572)	-
Net cash used in investing activities	(40,839)	(23,681)

Cash flows from financing activities:
Decrease in short-term debt	-	(3,237)
Repayments of long-term debt, net of costs	(1,690)	(2,206)
Excess tax benefits from stock-based awards	3,093	4,478
Proceeds from exercise of stock-based awards	13,318	4,877
Purchases of Toro common stock	(135,269)	(55,044)
Dividends paid on Toro common stock	(17,997)	(16,313)
Net cash used in financing activities	(138,545)	(67,445)

Effect of exchange rates on cash	(2,405)	3,538

Net (decrease) increase in cash and cash equivalents	(24,394)	31,376
Cash and cash equivalents as of the beginning of the fiscal period	187,773	99,359

Cash and cash equivalents as of the end of the fiscal period	$163,379	$130,735

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